                                                                       EXHIBIT 7

           UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS


On February 20, 2003, AmerAlia, Inc. (AmerAlia), through its indirect, wholly-owned subsidiary, Natural Soda, Inc., purchased the assets of White River Nahcolite Minerals, LLC (WRNM), and certain related contracts held by IMC Chemicals, Inc., in exchange for $20,600,000. The short-term financing used in the acquisition was provided by The Sentient Group of Grand Cayman, and secured by 100% of the outstanding common stock of Natural Soda Holdings, Inc. (a subsidiary of AmerAlia and the parent of Natural Soda, Inc.).

The following unaudited condensed combined pro forma financial statements ("the pro forma financial statements") and explanatory notes have been prepared and give effect to the WRNM merger using the purchase method of accounting for business combinations. The merger is being accounted for as a purchase business combination as defined in SFAS No. 141.

In accordance with Article 11 of Regulation S-X under the Securities Act, an unaudited condensed combined pro forma balance sheet (the "pro forma balance sheet") as of December 31, 2002, and unaudited condensed combined pro forma statement of income for the six months ended December 31, 2002, and the audited condensed combined pro forma statement of income for the year ended June 30, 2002 (the "pro forma statements of income"), have been prepared to reflect, for accounting purposes, the acquisition by AmerAlia of WRNM. The Company has allocated the excess purchase price to goodwill. The Company is in the process of finalizing the allocation of the purchase based on the fair values of the assets and liabilities acquired.

The following pro forma financial statements have been prepared based upon the historical financial statements of AmerAlia and WRNM. The pro forma financial statements should be read in conjunction with (a) the historical consolidated financial statements and related notes thereto of AmerAlia as of June 30, 2002, and 2001, and for the years ended June 30, 2002, 2001, and 2000, as included in this report; and (b) the audited historical financial statements and related notes thereto of WRNM as of June 30, 2002, and 2001, and for the years ended June 30, 2002, 2001, and 2000, as included in this report. See "Index to Financial Statements."

The December 31, 2002, pro forma balance sheet assumes that the WRNM merger was completed on December 31, 2002. The December 31, 2002, pro forma balance sheet includes the historical unaudited consolidated balance sheet data of AmerAlia as of December 31, 2002, and the historical unaudited balance sheet data of WRNM as of December 31, 2002. AmerAlia and WRNM have no intercompany activity that would require elimination in preparing the pro forma financial statements.

The pro forma statement of operations for the six months ended December 31, 2002, assumes that the WRNM merger occurred on July 1, 2002, and includes the unaudited historical consolidated statement of income data of AmerAlia for the six months ended December 31, 2002, and the unaudited historical statement of income data of WRNM for the six months ended December 31, 2002.

The pro forma statement of operations for the year ended June 30, 2002, assumes that the WRNM merger occurred on July 1, 2001, and includes the audited historical consolidated statement of income data of AmerAlia for the year ended June 30, 2002, and the audited historical statement of income data of WRNM for the year ended June 30, 2002.

The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the mergers had been consummated at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges or one-time charges which may result from the mergers or the final result of valuations of inventories, property, plant and equipment, intangible assets, debt, and other obligations.

                                 AMERALIA, INC.
              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET


                                                                                                           Ameralia, Inc.
                                             Ameralia, Inc.       White River                             and Subsidiaries
                                            and Subsidiaries  Nahcolite Minerals                         (Post Acquisition)
                                                  as of              as of               Acquisition            as of
                                           December 31, 2002   December 31, 2002            Entries       December 31, 2002
                                           -----------------   -----------------       ----------------  ------------------
                                              (Unaudited)         (Unaudited)

ASSETS

CASH                                        $         1,498     $           200        $          (200)(2) $         1,498
RESTRICTED CASH                                      75,631                  --             24,000,000 (1)       1,036,582
                                                                                           (23,039,049)(2)
ACCOUNTS RECEIVABLE                                      --           1,918,164                                  1,918,164
DUE FROM IMCC                                            --           8,634,879             (8,634,879)(2)              --
PREPAID EXPENSES                                    232,100                  --                470,845 (2)         702,945
INVENTORIES                                              --             592,153                (18,000)(2)         574,153
FIXED ASSETS, NET                                    10,590          11,303,190               (303,190)(2)      11,010,590
MINERAL PROPERTIES AND PATENTS, NET                      --           3,425,709               (295,709)(2)       3,130,000
LEASE ACQUISITION, EXPLORATION & DEV              3,816,367                  --                                  3,816,367
PLANT CONSTRUCTION IN PROGRESS                   12,415,533                  --                                 12,415,533
DEFERRED FINANCING COSTS                            720,135                  --                                    720,135
GOODWILL                                                 --                  --              6,508,382 (2)       6,508,382
DEPOSITS & BONDS                                     34,744               2,500                                     37,244
                                            ---------------     ---------------        ---------------     ---------------
  TOTAL ASSETS                              $    17,306,598     $    25,876,795        $    (1,311,800)    $    41,871,593
                                            ===============     ===============        ===============     ===============


LIABILITIES AND STOCKHOLDERS' EQUITY

ACCOUNTS PAYABLE                            $     1,799,288     $       551,564        $      (595,000)(2) $     1,755,852
ROYALTIES PAYABLE                                   541,667                  --                                    541,667
ACCRUED EXPENSE                                     578,708             604,876                                  1,183,584
ARO LIABILITY                                            --             352,545                697,500 (2)       1,050,045
DUE TO RELATED PARTIES                            1,071,158                  --                                  1,071,158
NOTES PAYABLE                                    11,858,378                  --             24,000,000 (1)      37,058,378
                                                                                             1,200,000 (2)
INTEREST PAYABLE                                     94,758                  --                                     94,758
MINORITY INTEREST                                        --           3,855,500             (3,855,500)(2)
PREFERRED STOCK                                           4                  --                                          4
COMMON STOCK                                        149,822                  --                                    149,822
ADDITIONAL PAID IN CAPITAL                       22,365,431                  --                                 22,365,431
PREPAID CONSTRUCTION COSTS                       (1,223,000)                 --                                 (1,223,000)
ACCUMULATED DEFICITS                            (19,929,616)         20,512,310             (2,246,500)(2)     (22,176,106)
                                                                                           (20,512,300)(2)
                                            ---------------     ---------------        ---------------     ---------------

  TOTAL LIABILITY AND STOCKHOLDERS' EQUITY  $    17,306,598     $    25,876,795        $    (1,311,800)    $    41,871,593
                                            ===============     ===============        ===============     ===============

----------

(1) To record the issuance of a $24,000,000 note payable and the receipt of $24,000,000 in cash.

(2) To record the purchase of assets from White River (less balance sheet items not acquired), to record the costs of acquisition, and to record the payment of certain Company liabilities as required in the purchase agreement.

                                 AMERALIA, INC.
         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS


                                                                                                       Ameralia, Inc.
                                         Ameralia, Inc.       White River                            and Subsidiaries
                                       and Subsidiaries    Nahcolite Minerals                        (Post Acquisition)
                                         For The Six          For The Six                                For The Six
                                         Months Ended        Months Ended          Acquisition          Months Ended
                                       December 31, 2002   December 31, 2002         Entries          December 31, 2002
                                       -----------------   ------------------   -----------------    ------------------
                                          (Unaudited)          (Unaudited)

SALES, NET                             $             --     $      6,586,786                         $      6,586,786
COST OF SALES                                        --            7,868,856                                7,868,856
                                       ----------------     ----------------                         ----------------

GROSS PROFIT (DEFICIT)                               --           (1,282,070)                              (1,282,070)
                                       ----------------     ----------------                         ----------------

EXPENSES

  GENERAL AND ADMINISTRATIVE                    932,689              322,437               84,000(1)        1,339,126
  CONTRACT BUY-OUT EXPENSE                           --                   --            1,465,000(1)        1,465,000
  ARO EXPENSE                                        --                   --              697,500(1)          697,500
  DEPRECIATION AND AMORTIZATION                   4,462                   --                                    4,462
                                       ----------------     ----------------                         ----------------

    TOTAL EXPENSES                              937,151              322,437                                3,506,088
                                       ----------------     ----------------                         ----------------

LOSS FROM OPERATIONS                           (937,151)          (1,604,507)                              (4,788,158)

OTHER INCOME (EXPENSE)

  OTHER FINANCING COSTS                        (279,556)                  --                                 (279,556)
  INTEREST INCOME                                   139                   --                                      139
  INTEREST EXPENSE                             (162,128)                  --                                 (162,128)
                                       ----------------     ----------------                         ----------------

    TOTAL OTHER INCOME (EXPENSE)               (441,545)                  --                                 (441,545)
                                       ----------------     ----------------                         ----------------

CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                               --             (229,300)                                (229,300)
                                       ----------------     ----------------                         ----------------

NET LOSS BEFORE INCOME TAX EXPENSE           (1,378,696)          (1,833,807)                              (5,459,003)

INCOME TAX EXPENSE                                   --                   --                                       --
                                       ----------------     ----------------                         ----------------

NET LOSS                               $     (1,378,696)    $     (1,833,807)                        $     (5,459,003)
                                       ================     ================                         ================

BASIC LOSS PER SHARE                   $          (0.09)                                             $          (0.37)
                                       ================                                              ================

WEIGHTED AVERAGE SHARES OUTSTANDING          14,616,332                                                    14,616,332
                                       ================                                              ================

----------

(1)  To record the costs of acquisition.

                                 AMERALIA, INC.
         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS


                                                                                                        Ameralia, Inc.
                                          Ameralia, Inc.          White River                          and Subsidiaries
                                         and Subsidiaries    Nahcolite Minerals                       (Post Acquisition)
                                              For The              For The                                 For The
                                            Year Ended           Year Ended          Acquisition         Year Ended
                                           June 30, 2002        June 30, 2002          Entries          June 30, 2002
                                         ----------------    ------------------   -----------------   ------------------

SALES, NET                               $             --     $     14,797,634                         $     14,797,634
COST OF SALES                                          --           14,906,225                               14,906,225
                                         ----------------     ----------------                         ----------------

GROSS PROFIT (DEFICIT)                                 --             (108,591)                                (108,591)
                                         ----------------     ----------------                         ----------------

EXPENSES

  GENERAL AND ADMINISTRATIVE                    2,099,751              750,626               84,000(1)        2,934,377
  CONTRACT BUY-OUT EXPENSE                             --                   --            1,465,000(1)        1,465,000
  ARO EXPENSE                                          --                   --              697,500(1)          697,500
  DEPRECIATION AND AMORTIZATION                    13,660                   --                                   13,660
                                         ----------------     ----------------                         ----------------

    TOTAL EXPENSES                              2,113,411              750,626                                5,110,537
                                         ----------------     ----------------                         ----------------

LOSS FROM OPERATIONS                           (2,113,411)            (859,217)                              (5,219,128)

OTHER INCOME (EXPENSE)

  OTHER INCOME                                      2,025                   --                                    2,025
  OTHER FINANCING COSTS                          (411,303)                  --                                 (411,303)
  INTEREST INCOME                                     263                   --                                      263
  INTEREST EXPENSE                               (242,432)              (6,806)                                (242,432)
                                         ----------------     ----------------                         ----------------

    TOTAL OTHER INCOME (EXPENSE)                 (651,447)              (6,806)                                (651,447)
                                         ----------------     ----------------                         ----------------

NET LOSS BEFORE INCOME TAX EXPENSE             (2,764,858)            (866,023)                              (5,870,575)

INCOME TAX EXPENSE                                     --                   --                                       --
                                         ----------------     ----------------                         ----------------

NET LOSS                                 $     (2,764,858)    $       (866,023)                        $     (5,870,575)
                                         ================     ================                         ================

BASIC LOSS PER SHARE                     $          (0.22)                                             $          (0.46)
                                         ================                                              ================

WEIGHTED AVERAGE SHARES OUTSTANDING            12,819,479                                                    12,819,479
                                         ================                                              ================

----------

(1)  To record the costs of acquisition.

AMERALIA INC AND SUBSIDIARIES
PRO FORMA ADJUSTMENTS



ADJUSTMENT #1

Restricted Cash                                      24,000,000.00
              Note Payable - Sentient                                24,000,000.00

To record the issuance of a $24,000,000 note payable and the receipt of $24,000,000 in cash.


ADJUSTMENT #2

Accumulated Deficit                                  20,512,300.00
Minority Interest                                     3,855,500.00
Accumulated Deficit                                   2,246,500.00
Prepaid Expenses                                        470,845.00
Accounts Payable                                        595,000.00
Goodwill                                              6,508,382.00
              Cash                                                          200.00
              Restricted Cash                                        23,039,049.00
              Inventory                                                  18,000.00
              Due From IMCC                                           8,634,879.00
              Fixed assets, Net                                         303,190.00
              Mineral Properties and Patents, Net                       295,709.00
              ARO Liability                                             697,500.00
              Notes Payable                                           1,200,000.00


To record the purchase of assets from White River (less balance sheet items not acquired), to record the costs of acquisition, and to record the payment of certain Company liabilities as required in the purchase agreement.



NOTE: The adjustment made to Accumulated Deficit (AJE#2 for $2,246,500) is due to expenses incurred as part of the acquisition, and is broken out as follows:


              Workman's Compensation                                     60,000.00
              Bonding Expense                                            24,000.00
              ARO Liability Expense                                     697,500.00
              Contract Buy-out Expense                                1,465,000.00
                                                                    ---------------

              Total Acquisition Expenses                              2,246,500.00
                                                                    ===============